EXHIBIT 99.1




                              Baum & Company, P.A.
                        1515 University Drive, Suite 209
                             Coral Springs, FL 33071





Louis H. Elwell, III
Bio-Solutions International, Inc.
1161 James Street
Hattiesburg, MS 39401



Dear Mr.  Elwell:


Due to the timing of the closing of the Company's accounting records, we will be unable to complete our review of the consolidated financial statements of Bio-Solutions International, Inc. as of and for the quarter ended September 30, 2003 without unreasonable effort or expense to the Company.




/s/ Baum & Company, P.A.
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Baum & Company, P.A.
November 14, 2003